Exhibit No. 10.68a

AMENDMENT TO

EMPLOYMENT AGREEMENT

Amendment to the Employment Agreement of Brian J. D’Ambrosia (this “Amendment”) entered into on June 28, 2018 and effective as of April 1, 2018 (the “Effective Date”), between Monro, Inc. (the “Company”) and Brian J. D’Ambrosia (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated December 30, 2016 and effective as of January 1, 2017 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to reflect an increase in the Executive’s base salary and an increase in the percentage of base salary payable to the Executive under the Company’s annual bonus plan based on the achievement of the performance targets set by the Company under the annual bonus plan; and

WHEREAS, Section 9.4 of the Employment Agreement provides that modifications and amendments to the Employment Agreement may only be made by a written agreement executed by both the Company and the Executive;

NOW, THEREFORE, the Company and the Executive hereby amend the Employment Agreement as follows, effective as of the Effective Date:

1.    Section 3.1 is amended to read as follows:

“3.1    Salary. As consideration for services rendered, the Company shall pay the Executive a salary of $350,000 per annum (the “Base Salary”), payable not less frequently than monthly. The Executive’s Base Salary will be reviewed annually by the Compensation Committee of the Board (the “Committee”) and may be increased (but not decreased without the Executive’s consent) to reflect the Executive’s performance and responsibilities.”

2.    Section 3.2 is amended to read as follows:

“3.2    Annual Bonus. Pursuant to the Company’s bonus plan (the “Bonus Plan”), the Company shall pay the Executive, within 120 days of its fiscal year-end, a bonus in respect of each prior fiscal year during the Term (beginning with the fiscal year ending in March 2019), of 45% of Base Salary if the Company achieves its target level of performance set by the Committee with respect to such fiscal year, increased up to a maximum of 112.5% of Base Salary if the Company exceeds such performance targets by amounts to be determined by the Committee (the “Annual Bonus”). If this Agreement terminates other than at the end of a fiscal year either: (i) upon the expiration of the Term; or (ii) pursuant to Section 4, and the Executive is entitled to a pro rata bonus for such partial fiscal year pursuant to Section 5 or Section 6 hereof, such pro rata bonus shall be equal to the bonus the Executive would have received under the Bonus Plan, based on the Company’s actual performance during such fiscal year, had he been employed by the Company for the entire fiscal year, multiplied by a fraction, the numerator of which shall be the number of days during such fiscal year he was so employed and the denominator of which shall be the number of days in such fiscal year (the “Pro Rata Bonus”). The Executive may be entitled to the Annual Bonus for the fiscal year prior to the fiscal year in which the Executive’s employment is terminated, to the extent not yet paid (the “Preceding Bonus”). The Executive shall be entitled to receive the Preceding Bonus and/or the Pro Rata Bonus, as applicable: (a) at the same time the annual bonuses for the same periods are paid to other senior executives of the Company; and (b) only to the extent the Board or the Committee determines to pay such bonus to the other senior executives of the Company. The Annual Bonus shall, in all respects, be subject to the terms of the Bonus Plan.”

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

MONRO, INC.

By:	/s/ Brett T. Ponton
Brett T. Ponton, President and Chief Executive Officer

/s/ Brian J. D’Ambrosia
Brian J. D’Ambrosia